Exhibit 99.2

COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Fred Buonocore (212) 836-9607
(405) 235-4546	Linda Latman (212) 836-9609
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB COMPLETES ISSUANCE OF $425 MILLION

OF NEW SENIOR SECURED NOTES

Oklahoma City, Oklahoma – August 7, 2013 – LSB Industries, Inc. (NYSE: LXU) (“LSB”) today announced the completion of the previously announced offering of $425 million principal amount of new 7.75% senior secured notes due 2019 (the “Notes”). The net proceeds from the Notes offering are approximately $418.0 million, after deducting the estimated expenses of the Notes offering. LSB intends to use the net proceeds from the Notes offering to (a) repay the $67.2 million unpaid principal balance and the prepayment penalty under its existing term loan facility, plus all accrued and unpaid interest due thereon and (b) for general corporate purposes, which LSB expects to include, among other things, the construction of an ammonia plant, nitric acid plant and concentrator at its chemical facility located in El Dorado, Arkansas; improvement of reliability, mechanical integrity, and safety at all of its chemical facilities; and development of its acquired natural gas leaseholds during the next three years.

The Notes and certain guarantees of the Notes issued by subsidiaries of LSB will be secured, subject to certain exceptions and permitted liens.

The Notes were offered pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”), only to Qualified Institutional Buyers as permitted under Rule 144A of the Securities Act, or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the use of proceeds from the offering. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward looking statements speak only as of the date of this press release, and LSB expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in LSB’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of LSB, including the most recent Form 10-K and Form 10-Q for additional information about LSB and about the risks and uncertainties related to LSB’s business which may affect the statements made in this press release.

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